COMPUTENORTH

MASTER AGREEMENT

This Master Agreement (the "**Agreement**"), dated Nov 24, 2021, is between Compute North LLC ("**Compute North**") and Marathon Digital Holdings, Inc. ("**Customer**"). In consideration of the promises set forth below, the parties agree as follows:

1. Services. Compute North shall provide, and Customer shall pay for, the Colocation, managed and other services (the "Services") for Customer's cryptocurrency mining hardware (the "Mining Equipment") identified on the order form attached hereto as Exhibit A, as may be updated in writing and duly signed by Customer and Compute North from time to time (the "Order Form"). Compute North shall provide the Services consistent with, and as more fully described in, its customer handbook (the "Customer Handbook"), available at *www.computenorth.com/handbook.pdf* and incorporated herein, as Compute North reasonably may update from time to time.

2. Colocation Services.

2.1. Colocation Facility. Compute North will provide colocation services for Mining Equipment ("Colocation Services") at a facility provided with electricity and network connectivity sited at the location specified the Order Form (the "Facility") during the Equipment Term specified on the Order Form in accordance with the Customer Handbook.

2.2. Acceptable Use Policy. Customer's receipt of Colocation Services and its use of Mining Equipment pursuant to this Agreement is subject to Customer's compliance with Compute North's then-current Acceptable Use Policy, available at *www.computenorth.com/aup* and incorporated herein, as Compute North may reasonably update from time to time.

2.3. Customer Portal. Compute North will provide Customer with access to its customer portal (the "Customer Portal"). Customer's access to and use of the Customer Portal is subject to, and Customer agrees to be bound by, Compute North's Terms of Use, available at *www.computenorth.com/tou* and incorporated herein, as Compute North may reasonably update from time to time. All written notices required by Customer under this Agreement shall be submitted using the Customer Portal, and all written notices by Compute North may be made using the Customer Portal or by email to the address set forth on Customer's most recent Order Form.

2.4. Transfer of Mining Equipment. Customer shall provide prompt written notice to Compute North if it transfers legal title or grants any third party rights in or to any Mining Equipment to an Affiliate (defined below) or other third party. All such transfers shall be subject to Compute North's KYC requirements and shall preserve Compute North's security interest under Section 7. In the event of a transfer, Customer shall remain obligated to pay Compute North the Monthly Service Fees for the transferred Mining Equipment for the remainder of the Equipment Term applicable to such Mining Equipment unless and until such Mining Equipment is placed into service under, and is subject to, a collocation agreement between the acquiring third party and Compute North, which shall require Compute North's approval (including satisfaction of Compute North's credit and know-your-customer requirements), which shall not be unreasonably withheld.

2.5. Transfer of Services. Other than to Affiliate, Customer may not sublicense, assign, delegate or otherwise transfer its receipt of Colocation Services under this Agreement to any third party without Compute North's express written consent in Compute North's sole discretion. Customer agrees that Compute North shall not under any circumstance be deemed to be providing any Colocation Services to any third party for Customer or on its behalf.

3. Managed Services.

3.1. Managed Services. Compute North will provide managed services for the Mining Equipment as elected on the Order Form ("Managed Services"). Compute North will provide Managed Services in a professional and workmanlike manner consistent with the Customer Handbook. If Customer does not elect Managed Services, Customer shall be solely responsible for configuring and maintaining the Mining Equipment remotely via VPN.

3.2. Third-Party Management. Customer shall notify Compute North if it engages a third party to provide services on its behalf with respect to the Mining Equipment. Customer shall be fully responsible and liable to Compute North under this Agreement for any acts or omissions by any third-party service provider acting for or on its behalf.

4. [Intentionally omitted.]

5. Term and Termination.

5.1. Term of Master Agreement. This Agreement shall be effective as of the date on which it has been executed by Compute North and Customer (the "Effective Date") and, unless otherwise terminated, shall continue until all applicable Equipment Terms have expired or terminated.

5.2. Equipment Term. The Equipment Term set forth on an Order Form for Mining Equipment shall commence as of the date Compute North notifies Customer in writing that the Mining Equipment has been received and turned on by Compute North. Unless an Order Form provides otherwise, the Equipment Term shall renew for successive one (1) year periods with a three percent (3%) increase per extension term unless one party notifies the other in writing at least one hundred eighty (180) days prior to the conclusion of the then-current Equipment Term.

5.3. Mining Equipment Return. Upon Customer's written request, and provided Customer has paid all undisputed amounts then due and owing under this Agreement, Compute North shall decommission and return the corresponding Mining Equipment to Customer upon the expiration or termination of the applicable Equipment Term as provided in Section 9.3.

5.4. Event of Default. An event of default (each, a "Default") shall exist if Customer: (a) fails to make any payment(s) due pursuant to this Agreement; (b) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and such matter is not cured within thirty (30) days after written notice from Compute North; or (c) enters into bankruptcy, dissolution, financial failure or insolvency; and Customer may terminate this Agreement upon written notice to Compute North if Compute North (y) fails to perform any of its obligations hereunder in any material respect that is not cured within forty-five (45) days after written notice from Customer that identifies the failure, or (z) enters into bankruptcy, dissolution, financial failure or insolvency.

5.5. Effect of Default. In the event of a Default by Customer that is not rectified within thirty (30) days after written notice from Compute North and continuing, Compute North shall have the right, but not the obligation, to terminate this Agreement or any Order Form on written notice to Customer, and Customer shall pay immediately to Compute North all amounts then owed under this Agreement and, as liquidated damages and not a penalty, all amounts due for the remainder of the applicable Equipment Term(s). If Customer fails to make any such payments, in addition to any other rights and remedies it may have, Compute North shall have the right to (a) sell or retain possession of, (b) reconfigure for Compute North's use, or (c) remove and

store at Customer's expense, all or any portion of the Mining Equipment without any cost, obligation or liability of Compute North to Customer.

6. Fees and Payment.

6.1. Initial Fees. The one-time fee for setup, installation, and configuration of Mining Equipment (the "Initial Setup Fee") and the initial deposit specified in the applicable Order Form (the "Initial Deposit") and any Hardware Deposit shall be due and payable as of the date on which Compute North and Customer have both executed an Order Form. The Initial Setup Fee is non-refundable and non-transferrable under any circumstance. The Initial Deposit and Hardware Deposit are non-transferrable under any circumstance and are not refundable except as expressly set forth herein and only to the extent that all of Customer's obligations under this Agreement have been fully satisfied.

6.2. Monthly Fees. On the first day of every month during the Term of this Agreement, Customer shall pay Compute North the Monthly Service Fees and Monthly Package Fees (collectively, the "Fees") set forth on the Order Form. Compute North reserves the right to adjust the Monthly Service Fees based on the actual performance and efficiency of the Mining Equipment, as mutually agreed by Compute North and the Customer. If there are any increases, changes in, or introduction or administration of, any taxes, levies, utility tariffs, governmental or quasi-governmental fees or other charges with respect to the Services or the Facility Compute North may pass through to Customer, and Customer shall pay, all such amounts (the "Passed-Through Amounts") in accordance herewith; provided, however, that if the Passed-Through Amounts increase the Hosting Services Rate specified in the applicable Order Form by more than fifteen percent (15%), Compute North shall, at its option, make best efforts to relocate the Equipment to a new location owned or beneficially owned by Compute North within one hundred eighty (180) days after the date when Customer was notified of the Passed-Through Amounts or terminate the Agreement, or applicable Order Form, upon written notice to Customer.

6.3. Taxes. All amounts payable by Customer under this Agreement are exclusive of, and Customer shall solely be responsible for paying, all taxes, duties, and fees, including federal, state, and local taxes on manufacture, sales, gross income, receipts, occupation, and use, not based on Compute North's income that arise out of this Agreement. If any deduction, withholding, or payment for taxes is required in any jurisdiction on amounts payable to Compute North, Customer shall indemnify and make Compute North whole for the full amount thereof. Unless specifically set forth on the applicable Order Form, Customer is solely responsible for all requirements for renewable energy certificates, allowances, or other carbon offsets required by or otherwise necessary for Customer's compliance with any federal, state, local or other applicable Law.

6.4. Payment Method. All payments due and owing under this Agreement shall be made through automated clearing house ("ACH") transfers by Compute North from an account established by Customer at a United States bank designated by Customer (the "Payment Account"). Customer hereby agrees to execute and deliver to Compute North or its ACH payment agent an authorization agreement authorizing Compute North to initiate ACH transfers from the Payment Account to Compute North in the amounts required or permitted under this Agreement. For as long as this Agreement remains effective, Customer shall be responsible for all costs, expenses or other fees and charges incurred by Compute North as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise. Any other payment method must be pre-authorized by Compute North and will be subject to a fee.

7. **Security Interest.** Customer hereby grants and assigns to Compute North a continuing first-position security interest in, and lien on, the Mining Equipment as collateral security for Customer's performance of its obligations under this Agreement when due. Compute North may, as it deems appropriate, file UCC-1 financing statements to evidence this security interest and Customer agrees to cooperate fully with Compute North to obtain and perfect this security interest as may be reasonably required.

8. **Network and Access.**

8.1. Network. Compute North will provide a minimum of 100 mbps of local network connectivity to each piece of Mining Equipment on a single Ethernet segment. Customer may request a VPN to securely access the Equipment by notifying Compute North in writing. Customer is solely responsible for preventing unauthorized access to the Mining Equipment. Customer acknowledges and agrees that Compute North may monitor Customer's network usage and traffic and Customer hereby authorizes Compute North to access, collect and use data relating to the Mining Equipment and Customer's use thereof.

8.2. Access. Only those persons specifically authorized by Compute North in writing may access the Facility. Compute North may reasonably deny or suspend Customer's access to the Mining Equipment based on Compute North's then-current Security Policies and Procedures, which include, but are not limited to:

8.2.1. All access into the Facility must be supervised by a Compute North representative;

8.2.2. Customer shall provide one (1) business day's written notice to Compute North prior to any maintenance or repair of the Mining Equipment;

8.2.3. Customer shall perform Mining Equipment maintenance and repairs during normal business hours (Monday-Friday, 7AM – 6PM Central Time);

8.2.4. Customer may request immediate or after-hour access to the Facility to perform emergency maintenance. Compute North will make every reasonable attempt to accommodate Customer's after-hour emergency access requests.

Customer shall be solely responsible for any damage or loss caused by anyone acting for or on its behalf while at the Facility except to the extent of any contributory negligence on the part of Compute North.

8.3. Hazardous Conditions. If, in the reasonable discretion of Compute North, any hazardous conditions arise on, from, or affecting the Facility, whether caused by Customer or a third party, Compute North is hereby authorized to suspend service under this Agreement without subjecting Compute North to any liability.

8.4. Demand Response/Load Resource Participation Program. Customer acknowledges and understands that Compute North participates in various Demand Response/Load Resource Participation Programs ("LRP Program") at its facilities. Customer understands and agrees that the LRP Program provides the local grid operator with the capability to shut off the power load serving Compute North customers in response to certain load situations. Customer agrees that the Fees reflect Compute North's participation in the LRP Program and that Compute North shall have no liability to Customer for any actions or omissions due to or resulting from its participation in the LRP Program.

COMPUTENORTH

9. Removals and Relocation of Mining Equipment.

9.1. Relocation. Compute North may relocate Mining Equipment within the Facility or to another Compute North facility upon twenty (20) days' prior written notice to Customer at Compute North's expense.

9.2. Emergency. In the event of an emergency, and upon prior written notice to the Customer, Compute North may rearrange, remove, or relocate Mining Equipment without any liability to Compute North.

9.3. Mining Equipment Return. Provided that Customer has paid all amounts then due and owing under this Agreement, Compute North shall decommission and make the Mining Equipment available to Customer for pickup at, or shipment from, the Facility within thirty (30) business days of Customer's written request. Customer shall be responsible for all reasonable, documented deinstallation, packing, storage, transportation, delivery, and other costs associated with removing and returning its Mining Equipment. Compute North will notify Customer when its Mining Equipment is ready for pickup, and Customer shall arrange for pickup and removal of the Mining Equipment at its sole risk and expense. If Customer does not remove the Mining Equipment as provided herein, Compute North may charge Customer for storage from the date of notice that the Mining Equipment is ready for pickup. Customer shall remain liable to Compute North for all amounts due for the remainder of the applicable Equipment Term for such Mining Equipment, if any.

10. Customer Responsibilities.

10.1. Compliance with Laws. Customer's use of the Facility and the Equipment located at the Facility shall conform to all applicable Law, including international Law, the Law of the jurisdictions in which Customer is doing business and where the Facility is located. In the event that there is a new or a change in Law that causes Compute North to directly or indirectly incur new or additional costs in connection with the Services or the Facility, Compute North may pass through such costs to Customer without markup. Customer shall timely cooperate in any audit or review of Customer's compliance with the terms hereof conducted by or on behalf of Compute North, responding accurately and completely to all inquiries, and providing any requested documents.

10.2. Licenses and Permits. Customer is responsible for obtaining any licenses, permits, consents, and approvals from any federal, state, or local government that may be necessary to install, possess, own, or operate the Mining Equipment. As used herein, "Law" means any law, statute, rule, protocol, procedure, exchange rule, tariff, decision, requirement, writ, order, decree or judgment adopted by or any interpretation thereof by any court, government agency, regulatory body, instrumentality or other entity, including an electric utility, retail electric provider, regional transmission organization or independent system operator.

10.3. Insurance. Customer acknowledges that Compute North is not an insurer and Mining Equipment is not covered by any insurance policy held by Compute North. Customer is solely responsible for obtaining insurance coverage for the Mining Equipment. Customer shall have and maintain throughout the Term of this Agreement commercial general liability insurance for both bodily injury and property damage.

10.4. Equipment in Good Working Order. Customer shall be responsible for delivering the Mining Equipment to the Facility in good working order and suitable for use in the Facility. Customer is responsible for all risk of loss or damage to the prior to Compute North receiving the Equipment at the Facility. Customer shall be responsible for any and all costs associated with the troubleshooting and repair of Mining Equipment received in non-working order, including

parts and labor at Compute North's then-current rates. Compute North is not responsible in any way for installation delays or loss of profits as a result of Mining Equipment deemed not to be in good working order upon arrival at Facility.

10.5. Modification or Overclocking of Mining Equipment. Customer shall notify and obtain prior written approval from Compute North before any material modifications, alternations, firmware adjustments, over-clocking or other changes are made to Mining Equipment ("Modified Equipment") that is intended to or might cause the Mining Equipment's performance to deviate from the standard or factory specifications.

10.6. Representations. Customer and Computer North each represents and warrants that (i) it is properly constituted and organized, (ii) it is duly authorized to enter into and perform this Agreement, and (iii) the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound.

11. Representations, Warranties, and Disclaimer.

11.1. Mutual. Customer and Computer North each represents and warrants that: it is properly constituted and organized; it is duly authorized to enter into and perform this Agreement; and, its execution, delivery, and performance of this Agreement will not violate the terms of any other agreement to which it is a party or obligation by which it is bound.

11.2. By Customer. Customer represents and warrants that it owns and has good title to the Mining Equipment free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance. Customer further represents and warrants that neither it nor any of its subsidiaries nor, to Customer's knowledge, any director, officer, agent, employee, affiliate, or person acting on behalf of Customer or its subsidiaries: has violated or will violate any applicable anti-bribery or anti-corruption Law, including the U.S. Foreign Corrupt Practices Act; has violated or will violate any applicable money laundering Laws and any Securities Laws; or is or will become subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department. As used herein, "**Securities Laws**" means all applicable federal and state securities laws, rules and regulations, including the Securities Act of 1933.

11.3. By Compute North. Compute North represents and warrants that it will provide the Services at the Facility in a professional and workmanlike manner consistent with the terms and conditions of this Agreement. Except as expressly set forth herein, COMPUTE NORTH MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES OR OPERATING TEMPERATURE OF THE FACILITY. THE SERVICES AND FACILITY ARE PROVIDED ON AN "AS IS" BASIS. COMPUTE NORTH DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY AND OTHER CONDITIONS. COMPUTE NORTH MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, WITH RESPECT TO GOODS AND SERVICES SUBJECT TO THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF NONINFRINGEMENT AND (D) WARRANTY AGAINST INTERFERENCE. COMPUTE NORTH DOES NOT WARRANT THAT (A) THE SERVICE WILL BE FREE FROM INTERRUPTION; (B) THE SERVICE WILL MEET CUSTOMER'S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (C) THE SERVICE WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

12. Limitation of Liability.

12.1. Customer understands and acknowledges that, in certain situations, Services and Mining Equipment functionality may be unavailable due to factors outside of Compute North's control, including force majeure, weather, network failures, pool operator failures, denial of service attacks, network and power grid outages, cyberattacks, including hacking or malicious attacks on networks or exchanges, or Acts of God ("External Factors"). Customer further acknowledges that cryptocurrency price movements, difficulty, and legal and regulatory risks ("External Risks") could have a material adverse impact on the value of cryptocurrencies, cryptocurrency mining, the Mining Equipment, and the Services. Customer assumes responsibility for all such External Factors and External Risks, and Compute North hereby disclaims all liability for any losses that may arise as a result thereof.

12.2. COMPUTE NORTH SHALL HAVE NO OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE MINING EQUIPMENT CAUSED BY FACTORS OUTSIDE OF COMPUTE NORTH'S REASONABLE CONTROL; (B) ANY LOSS, DELETION, OR CORRUPTION OF CUSTOMER'S DATA OR FILES; (C) ANY LOST REVENUE OR PROFITS TO CUSTOMER DURING NETWORK OR POWER OUTAGES OR CURTAILMENT, MINING EQUIPMENT FAILURES, OR OTHER FACTORS OUTSIDE OF COMPUTE NORTH'S DIRECT CONTROL; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CUSTOMER OR ANY THIRD PARTY NOT UNDER COMPUTE NORTH'S CONTROL; OR (E) DAMAGES RESULTING FROM MINING EQUIPMENT OR ANY THIRD-PARTY EQUIPMENT.

12.3. IN NO EVENT SHALL COMPUTE NORTH BE LIABLE TO CUSTOMER OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, RELIANCE, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF BUSINESS, OR COST OF COVER OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COMPUTE NORTH'S TOTAL CUMULATIVE LIABILITY UNDER OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE (INCLUDING ATTORNEYS' FEES), SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY COMPUTE NORTH FROM CUSTOMER FOR THE SERVICE MONTH DURING WHICH THE EVENT GIVING RISE TO THE CLAIM OCCURRED.

12.4. Remedy. Customer's sole remedy for Compute North's non-performance of its obligations under this Agreement shall be a refund of any fees paid to Compute North for the then-current service month. Unless applicable law requires a longer period, any action against Compute North in connection with this Agreement must be commenced within one (1) year after the cause of the action has accrued.

12.5. Insurance loss. Customer agrees to look exclusively to Customer's insurer to recover for injury or damage in the event of any covered loss or injury, and releases and waives all right of recovery against Compute North for any covered loss or injury.

13. Indemnification. Customer shall indemnify, hold harmless and defend Compute North, the Facility Owner, and their respective affiliates, subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost,

expense or damage, including attorneys' fees and legal expenses, arising out of or relating to the Mining Equipment or Customer's use thereof, or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Customer. Compute North shall indemnify, hold harmless and defend the Customer, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys' fees and legal expenses, arising out of or relating to any direct or indirect act, omission, negligence or misconduct of Compute North, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Compute North. Neither Compute North nor the Customer shall not enter into any settlement or resolution with a third party under this section without the other Party's prior written consent, which shall not be unreasonably withheld.

14. Miscellaneous.

14.1. Lease Agreement. Compute North may lease certain premises in the Facility from the Facility's owner ("Facility Owner") pursuant to a lease agreement ("Lease"). Customer is not a party to or a beneficiary under such Lease, if any, and has no rights thereunder; however, Customer shall be required to adhere to any and all rules of operation established by Leaser for the Facility. Whether owned or leased by Compute North, Customer acknowledges and agrees that it does not have, has not been granted, and will not own or hold any real property interest in the Facility, that it is a licensee and not a tenant, and that it does not have any of the rights, privileges, or remedies that a tenant or lessee would have under a real property lease or occupancy agreement.

14.2. Entire Agreement. This Agreement, including the Order Form and any documents referenced herein, constitutes the parties' entire understanding regarding its subject and supersedes all prior or contemporaneous communications, agreements and understanding, including any prior master or colocation agreement, between them relating thereto. In the event of a conflict between the terms and conditions of this Master Agreement and an Order Form, the specific terms and conditions of the Order Form shall take precedence. Customer acknowledges and agrees that it has not, and will not, rely upon any representations, understandings, or other agreements not specifically set forth in this Agreement. This Agreement shall not be superseded, terminated, modified, or amended except by express written agreement of the parties that specifically identifies this Agreement.

14.3. Waiver, Severability. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable Law, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

14.4. Assignment. Except as part of or in connection with a Change of Control or a reorganization solely among Customer and its Affiliates and subject to such assignee agreeing in writing to be subject to the terms and conditions hereof, Customer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Compute North's written consent. "Change of Control" means (i) a sale by Customer of all or substantially all of its assets that are the subject of this Agreement to an unaffiliated person or entity, (ii) a merger, reorganization, conversion or other transaction in which more than fifty percent (50%) of the voting control of Customer is held by persons or entities who did not hold voting control of such party, whether directly or indirectly, immediately prior to such transaction (excluding any reorganization solely among Customer and any entities that

directly or indirectly controls, is controlled by, or is under common control with Customer (each, an "Affiliate"), or (iii) a sale by the equity holders of Customer that results in more than fifty percent (50%) of the voting control of such party being held by persons or entities who did not hold voting control of Customer, whether directly or indirectly, immediately prior to such sale (excluding any reorganization solely among Customer and its Affiliates). Customer shall notify Compute North in writing within ten (10) days of any assignment or transfer under this Section 14.4. Compute North may at any time assign, transfer, delegate, or subcontract any or all of its rights or obligations under this Agreement without Customer's written consent. Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns.

14.5. Force Majeure. Neither party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, labor disputes, civil disturbances, governmental requirements, acts of civil or military authority, acts of God, acts of public enemies, inability to secure replacement parts or materials, transportation facilities, or other causes beyond its reasonable control, whether or not similar to the foregoing. This also includes planned service and maintenance needs.

14.6. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to principals of conflicts of laws. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled exclusively conducted by a single arbitrator in the State of New York in accordance with the American Arbitration Association's then-current Commercial Arbitration Rules. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All documents and proceedings shall be in English. The parties may participate in the arbitration via synchronous videoconferencing or similar technology and no party shall need to physically and personally appear. An action by a party to enforce any provision of this Agreement shall not relieve the other party from any of its obligations under this Agreement, and no failure to enforce any provision of this Agreement shall constitute a waiver of any future default or breach of that or any other provision.

14.7. Relationship of the Parties. The parties agree that their relationship hereunder is in the nature of independent contractors. Neither party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other's behalf. Each party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other party. Neither party shall have any authority to make any agreements or representations on the other's behalf without the other's written consent. Additionally, Compute North shall not be responsible for any costs and expenses arising from Customer's performance of its duties and obligations pursuant to this Agreement.

14.8. Third-Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed to confer any rights, legal or equitable, in any person or entity other than the parties hereto, the Facility Owner and their respective successors and permitted assigns.

14.9. Publicity. Neither party may use the name, trademark, logo, acronym, or other designation of the other party in connection with any press release, advertising, publicity materials or otherwise without the prior written consent of the other party. Notwithstanding the foregoing, Customer agrees that Compute North may publicly identify Customer, both orally and in writing, as a customer of Compute North.

14.10. Construction; Interpretation. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular; masculine words include the feminine and neuter; "or" means "either or both" and shall not be construed as exclusive; "including" means "including but not limited to"; "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not any particular section in which such words appear, unless otherwise specified; "any" and "all" each means "any and all" and shall not be construed as terms of limitation; and, a reference to a thing (including any right or intangible asset) includes any part or the whole thereof. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the parties. The titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement. Compute North's rights and remedies hereunder are cumulative and in addition to any other rights or remedies it may have at law or in equity.

14.11. Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Sections 5.3, 5.5, 6.3, 6.4, 7, 9.3, 12, 13, and 14 shall survive the expiration or termination of this Agreement.

14.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. The parties may sign and transmit an electronic signature of this Agreement (whether by facsimile, pdf, email, or other electronic means), which signature shall be binding on the party whose name is contained therein.

IN WITNESS WHEREOF, the parties have executed this Agreement in a manner appropriate to each and with the authority to do so as of the date set forth below.

Compute North LLC	**Marathon Digital Holdings, Inc.**
By: *Dave Perrill*	By: *Fred Thiel*
Name: Dave Perrill	Name: Fred Thiel
Its: CEO	Its: CEO

Signature Certificate

Document Ref.: P98GP-TD4GQ-GFGVS-WJWSX

Document signed by:

	Dave Perrill Verified E-mail: dave.perrill@computenorth.com IP: 174.20.180.17	Date: 25 Nov 2021 02:10:55 UTC
	Fred Thiel Verified E-mail: fred@marathondh.com IP: 68.5.61.195	Date: 01 Dec 2021 02:57:11 UTC

Document completed by all parties on:

01 Dec 2021 02:57:11 UTC

Page 1 of 1

COMPUTENORTH

Exhibit A – Order Form

THIS ORDER FORM IS MADE PURSUANT TO AND PART OF THAT MASTER SERVICES AGREEMENT ENTERED INTO BETWEEN CUSTOMER SPECIFIED BELOW AND COMPUTE NORTH LLC ON NOVEMBER 30, 2021.

Customer: **Marathon Digital Holdings**

Facility: **TBD**

Equipment and Fees:

Batch #	001	
Order Type	☒ New Order ☐ Renewal ☐ Change Order	
Equipment		
Quantity	**Model**	**Unit Efficiency (W/TH)**
6,000 (September 2021 batch)	Bitmain S19j Pro (100TH)	31
2,100 (September 2021 batch)	Bitmain S19 Pro (110TH)	30.5
8,500 (October 2021 batch)	Bitmain S19j Pro (100TH)	31
2,000 (October 2021 batch)	Bitmain S19j (90TH)	36
9,200 (November 2021 batch)	Bitmain S19j Pro (100TH)	31
5,500 (November 2021 batch)	Bitmain S19j (90TH)	36
19,000 (December 2021 batch)	Bitmain S19j Pro (100TH)	31
5,500 (December 2021 batch)	Bitmain S19j (90TH)	36
15,200 (January 2022 batch)	Bitmain S19j Pro (100TH)	31
Hosting Services Rate (USD)	Anticipated Daily Rate: $241,460.21 (equivalent to $0.044 / kWh	
Total Monthly Package Fee (per unit)	Select @ $0.50	
Equipment Term	5 Years	
Initial Setup Fee	$0.00	
REC Price:	$5.50/REC	

Package Details:

	Basic	Select	Premier
Core Features			
Equipment	Customer Provided	Customer Provided	Customer Provided
Equipment Managed	No	Yes	Yes
Rack Space	X	X	X
240V Power	X	X	X
Ambient Air Cooling	X	X	X
Redundant Internet Connectivity	X	X	X
Physical Security	X	X	X
Technical Support			
Basic Remote Hands	X	X	X
Advanced Remote Hands		X	X
SLA Level	Network & Power	Hashrate Performance	Hashrate Performance
VPN Access	X		

RMA Processing		X	X
Premium Features			
Miner Configuration		X	X
Miner Monitoring		X	X
Alert Management and Proactive Response		X	X
Automated Rules-based Reboots		X	X
Stock Firmware Upgrades		X	X
Compute North Pool (U.S.-based pool)			X
Pool to Hash Performance Monitoring, Audit, Reconciliation			X
Discounted Pool Fee			X
Performance Enhancing Firmware • Overclocking, Underclocking, Auto-tuning, Upgrades • Customer provided (subject to Compute North approval) or • Compute North provided (miner model limited)			X

Payment and Billing Terms:

- **Initial Setup Fee**: Initial Setup Fee, if any, is due upon execution of this Order Form.
- **Monthly Fees:**
  - Last month of Monthly Service and Package Fees are due upon execution of this Order Form (the "Initial Deposit"), as follows:

Initial Deposit	
Service Fees ($241,460.21/day x 30 days/mo. x 2 months)	$14,487,612.60
Package Fees (73,000 miners x $0.50/miner x 2 months)	+ $73,000.00
Total Initial Deposit	**$14,560,612.60**

Second month of Monthly Service and Package Fees are due 60 days before each batch shipment. Equipment installation will not begin until received.

Hosting Payment Schedule	Amount
Last month due upon signature	$7,280,306.24
12/15/2021	$1,795,144.00
2/15/2022	$2,742,581.00
4/15/2022	$2,742,581.36
Total	**$14,560,612.60**

- The Monthly Service Fee is payable based on the actual hashrate performance of the Equipment per miner type per location as a percentage of the anticipated monthly hashrate per miner type. Customer shall pay a minimum service fee monthly in advance equal to seventy percent (70%) of the Expected Monthly Service Fee (the "Minimum Service Fee") based on the Anticipated Daily Rate.
  - **Hashrate performance adjustment**: Shall be calculated as follows: Expected Monthly Service Fees x (100% - Actual hashrate performance percentage by model type) = Hashrate Performance Adjustment
  - The Minimum Service Fee is nonrefundable. Any Monthly Service Fee owed in excess of the Minimum Service Fee net of the Hashrate Performance Adjustment will be invoiced monthly in arrears.
- Monthly Service Fees and Monthly Package Fees will be invoiced monthly beginning on the date of Installation and are due upon receipt of invoices submitted by Compute North. Late payments will incur interest at the lesser of 1.5% per month (18% annum) or the maximum amount allowed under applicable law.

- Pricing is subject to monthly automated ACH payments. Other payment methods may be subject to a service fee.

Billing Example	
Anticipated Daily Rate (One Miner)	$4.00
Period (Days in the Month)	30
Number of Units	10
Expected Total Monthly Service Fees	$1,200.00
	x 70%
Monthly Minimum Service Fee	**$840.00**

Billing Example: 96% hashrate performance	
Expected Total Monthly Service Fees	$1,200.00
Hashrate Performance Adjustment (-4%)	-$48.00
Total Monthly Service Fee	$1,152.00
Minimum Service Fee (Prepaid)	-$840.00
Balance Due	**$312.00**

Billing Example: 105% hashrate performance	
Expected Total Monthly Service Fees	$1,200.00
Hashrate Performance Adjustment (5%)	$60.00
Total Monthly Service Fee	$1,260.00
Minimum Service Fee (Prepaid)	-$840.00
Balance Due	**$420.00**

Firmware:

Customer acknowledges and agrees that its use of alternate or non-standard firmware may be subject to third-party fees or other charges, which shall be Customer's sole responsibility. Customer acknowledges and agrees that Compute North's consent to Customer's use of alternate or non-standard firmware and its provision of services relating thereto is for Customer's convenience on an as-is basis, that Customer's use of alternate or non-standard firmware is at Customer's sole risk, and that Compute North does not make any warranties or guarantees, whether express or implied, with respect thereto.

Equipment Term:

The initial Equipment Term for hosting the Equipment will be five (5) years. The Equipment Term shall automatically renew for successive one (1) year renewal terms unless either party provides written notice at least 365 days prior to the expiration of the then-current Equipment Term. Compute North may increase the Hosting Service Rate applicable to a renewal term by up to three percent (3%) by giving written notice to Customer prior to the expiration of the then-current Equipment Term.

Batch Deployment Target Schedule:

Timing	Miner Count
Q1 2022	18,000
Q2 2022	55,000
Total	**73,000**

Subject to the risk factors identified below, the parties shall undertake all commercially reasonable efforts to achieve and accelerate the completion dates set forth in the Batch Deployment Target Schedule set forth above.

Risk Factors:

- Land/Site Acquisition
- Regulatory Affairs
- Power Purchase Agreement (PPA)
- Infrastructure Equipment Availability (medium voltage cables, containers, etc.)
- Long Lead Time Equipment Procurement (substation, transformer, etc.)

Carbon Neutral Target:

Customer agrees to purchase RECs from Compute North at the REC Price specified above in an amount equal to 100% of the energy consumption attributable to Customer's Mining Equipment during each calendar year or part of a calendar year during the Equipment Term hereof (the "REC Option"). In connection with the REC Option, Compute North will either, directly or indirectly, through an affiliate, purchase or retire RECs on behalf of Customer in the amount specified above. Compute North may take up to four (4) months after the end of a calendar year to transfer or retire the RECs needed to fulfill the REC Option. Compute North specifically disclaims any representation with respect to the "green", "environmentally friendly" or "carbon free" nature of the generation sources associated with the RECs purchased hereunder. Customer acknowledges that as a purchaser of RECs it will not have its energy consumption directly sourced from a renewable energy generation facility, but by purchasing RECs it will support renewable energy generators that provide electricity to the North American power grid. As used herein, "REC" means a renewable energy certificate or credit associated with the production of one (1) MWh of electricity from a renewable energy generating facility located in North America.

Order Type:

☐ **For orders designated as "Renewal" or "Change Order":** This Order Form replaces all then-existing order forms under the applicable Agreement between Compute North and Customer for the identified Equipment, with all other order forms remaining in full force and effect. The Previous Orders and Equipment List attached and appended hereto identifies the Equipment that remains subject to a prior order form as of the date of this Order Form.

☒ **For orders designated as "New":** This Order Form is and shall be in addition to all then-existing order forms between Compute North and Customer, which order forms shall remain in full force and effect; provided, however, that this Order Form and the Master Agreement executed herewith supersedes and replaces in full the order form and Master Agreement executed by Compute North and Customer on September 3, 2021, and corrects the order form previously executed on November 30, 2021.

Compute North LLC	**Customer**
By: *Dave Perrill*	By: *Fred Thiel*
Name: Dave Perrill	Name: Fred Thiel
Its: CEO	Its: CEO

Signature Certificate

Document Ref.: KQV6G-UDFED-HYSI8-GTVCD

Document signed by:

Dave Perrill Verified E-mail: dave.perrill@computenorth.com IP: 174.20.180.17	Date: 01 Dec 2021 03:30:19 UTC
Fred Thiel Verified E-mail: fred@marathondh.com IP: 68.5.61.195	Date: 01 Dec 2021 03:35:44 UTC

Document completed by all parties on:

01 Dec 2021 03:35:44 UTC